Exhibit 99.1

Duos Technologies Reports First Quarter 2026 Results

Company remains on target to achieve $50 million revenue in 2026, supported by $200 million strategic partnership with Hydra Host, with deployment slated for the second half of the year

2026 marks Company’s next phase of growth and will be focused on scaling modular EDCs, expanding GPU hosting capabilities, and executing a disciplined capacity expansion

JACKSONVILLE, FL / Globe Newswire / May 18, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of modular, colocation Edge and AI data centers and technology infrastructure solutions, reported financial results for the first quarter (“Q1 2026”) ended March 31, 2026.

First Quarter 2026 and Recent Operational Highlights

•	Completed a $65 million capital raise in March 2026, significantly strengthening the Company’s balance sheet and providing capital to fund GPU-as-a-Service (“GPUaaS”) business model and accelerate deployment of its Edge Data Center (“EDC”) platform
•	Secured $176 million GPUaaS contract in March 2026 with Hydra Host to deploy a high-density NVIDIA B300 GPU cluster for a leading global technology company. The agreement covers a 36-month term, including an initial $15 million customer pre-payment, with approximately $26 million in revenues expected to be recognized in the second half of 2026 and approximately $135 million expected to be recorded over the balance of the contract period. The Company projected gross margins exceeding 80% and expected annual EBITDA of approximately $40 million. The partnership will be fully funded through the Company's existing cash from the previously noted capital raise, and hardware financing arrangement.
•	The Company now has 10 MW contracted with 15 MW planned for deployment in 2026, demonstrating an ability to rapidly design, manufacture, and deploy modular infrastructure in underserved Tier 3 and Tier 4 markets
•	Advanced strategic transition to a data center-focused platform, with increased emphasis on Duos Edge AI and Technology Solutions as primary growth drivers, while making continued progress on the planned divestiture of the legacy rail inspection business, which is currently expected to be finalized in the second half of 2026
•	Continued expansion of the Company’s EDC pipeline, with additional units in production and plans to scale capacity to support increasing demand for AI inference, training, and high-performance computing workloads

First Quarter 2026 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., Duos Technology Solutions, Inc. and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q1 2026 decreased 45% to $2.72 million compared to $4.95 million in the first quarter of 2025 (“Q1 2025”). Total revenue for Q1 2026 represents an aggregate of approximately $44,000 of Technology Systems revenue, $562,000 of Technology Solutions revenue, $532,000 of Services and Consulting revenue and $1.55 million from Related Party services revenue, and approximately $30,000 of Hosting revenue. The decrease in total revenues was primarily driven by the planned ramp-down from the Duos Energy and New APR Asset Management Agreement (“AMA”).

The Technology Solutions business unit, provides manufacturer-agnostic infrastructure sourcing, integration, and value-added supply chain services supporting data center, AI, and enterprise deployments. The Company is actively investing capital to build out a network of Edge Data Centers and expects revenue from both its Hosting and Technology Solutions to increase throughout 2026.

Cost of revenues for Q1 2026 decreased 69% to $1.11 million compared to $3.64 million for Q1 2025. The significant decrease was primarily driven by a reduction in personnel-related fixed costs associated with the Duos Energy and New APR AMA previously noted. The decrease also reflects a reduction in personnel-related fixed costs and the continued ramp-down of manufacturing activities in advance of field installation of the contracted high-speed Railcar Inspection Portal, which has temporarily slowed project activity and further reduced cost of revenues pending customer readiness for site deployment.

Gross margin for Q1 2026 increased 23% to $1.61 million compared to $1.31 million for Q1 2025. Gross margin improved primarily due to reduced costs impacting cost of goods sold across most business lines. In addition, the Company recognized approximately $900,000 of revenue during each of the three months ended March 31, 2025, and 2026 related to its 5% non-voting equity interest in the ultimate parent of New APR. As this revenue had no associated cost of revenue, it contributed at a 100% gross margin.

Operating expenses for Q1 2026 increased 69% to $5.24 million compared to $3.10 million for Q1 2025. The increase in expenses was largely attributable to an increase in sales and marketing expenses as additional resources were deployed to support business development initiatives as well as increases in general and administrative expenses. The increase in expenses was partially offset by a decrease in research and development expenses due to the reduced level of rail business. Overall, the Company continues to focus on managing operating expenses while supporting the evolving needs of its customers.

Net operating loss for Q1 2026 totaled $3.63 million compared to net operating loss of $1.79 million for Q1 2025. The increase in loss from operations was primarily driven by lower revenues during the quarter, resulting from the reduced scope of services provided under the AMA as well as higher operating expenses.

Net loss for Q1 2026 totaled $3.49 million compared to net loss of $2.08 million for Q1 2025. The increase in net loss was primarily attributable to lower revenues resulting from the reduced scope of services provided by Duos Energy under the AMA with New APR as well as higher operating expenses. Net loss per common share was $0.15 and $0.18 for the three months ended March 31, 2026 and 2025, respectively.

Cash and cash equivalents at March 31, 2026 totaled $33.03 million compared to $15.47 million at December 31, 2025. In addition, the Company had over $7.03 million in receivables and contract assets for a total of approximately $40.07 million in cash and expected short-term liquidity. Post quarter end the Company received a $15 million customer prepayment with an additional $3 million pending.

Financial Outlook

At the end of the first quarter, the Company’s bookings represented approximately $43.5 million in revenue, of which all is expected to be recognized during the year, including contracted backlog and near-term anticipated awards. In addition, approximately $1.1 million of contracted Technology Solutions deferred revenue recorded in 2025 will be recorded as revenue in 2026, further supporting near-term performance. Duos Technology Solutions added 8 new customers and approximately $14 million backlog for 2026.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2026, the Company is reconfirming its expectation for total revenue in 2026 to exceed $50 million. A significant portion of this revenue is anticipated to be recognized in the second half of the year, aligned with project timing and infrastructure deployments, supporting continued operating leverage and progression toward the Company growth strategy.

Adjusted EBITDA for the first quarter of 2026 was ($1.5) million. The Company did not report adjusted EBITDA in the prior-year period. While adjusted EBITDA was negative for the quarter, the Company expects profitability to improve as revenue ramps over the coming quarters and anticipates achieving positive adjusted EBITDA in the second half of 2026.

Management Commentary

“We entered the year with significant momentum and a clear path to scale our diversified AI infrastructure platform,” said Duos CEO Doug Recker. “We are now entering the execution phase on several significant projects, most notably our $200 million strategic partnership with Hydra Host, which is slated to come online in the second half and has us well positioned to achieve our $50 million target for 2026. During the quarter, we also made meaningful commercial progress across all business lines, including our edge and high-power EDC solutions as well as our GPUaaS and Technology Solutions divisions, providing us with an increased pipeline and greater revenue visibility as we ramp in the coming quarters. Looking ahead, our ability to provide secured power via several different form factors, combined with our rapid deployment capabilities and key strategic partnerships, has us well positioned to meet outsized demand across the spectrum of AI infrastructure.”

Conference Call

The Company’s management will host a conference call today, Monday, May 18, 2026, at 8:30 a.m. Eastern Time to discuss these results, followed by a question-and-answer period.

Date:       Monday, May 18, 2026

Time:       8:30 a.m. Eastern time (5:30 a.m. Pacific time)

U.S. dial-in: +1 877-407-3088

International:       Dial-In Matrix Link

Confirmation:       13760459

If you experience any difficulty accessing the call or wish to submit questions in advance, please contact the Company at DUOT@duostech.com. An audio webcast of the call will also be available in the Investor Relations section of the Company’s website as a replay following the event.

For additional information about the Company, please visit: www.duostechnologies.com | www.duosedge.ai.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc., the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets.
For more information, visit www.duostech.com and www.duosedge.ai.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Investor Relations

Tom Colton and Greg Bradbury

Gateway Group, Inc.

+1 949-574-3860 | DUOT@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2026	2025

REVENUES:
Technology systems	$44,259	$64,684
Technology solutions	562,454	$—
Services and consulting	532,467	972,751
Services and consulting - related parties	1,552,572	3,914,750
Hosting Revenue	30,275	—

Total Revenues	2,722,027	4,952,185

COST OF REVENUES:
Technology systems	17,545	232,264
Technology solutions	506,570	—
Services and consulting	4,254	748,194
Services and consulting - related parties	543,857	2,658,068
Hosting	39,433	—

Total Cost of Revenues	1,111,659	3,638,526

GROSS MARGIN	1,610,368	1,313,659

OPERATING EXPENSES:
Sales and marketing	488,847	294,975
Research and development	—	424,431
General and administrative	4,753,067	2,383,881

Total Operating Expenses	5,241,914	3,103,287

LOSS FROM OPERATIONS	(3,631,546)	(1,789,628)

OTHER INCOME (EXPENSES):
Interest expense	—	(322,577)
Interest income on lease receivable	3,440	—
Interest income	83,559	32,728
Other Income (expense)	—	(186)
Realized gain on sale of investments	52,302	—

Total Other Income (Expenses), net	139,301	(290,035)

NET LOSS	$(3,492,245)	$(2,079,663)

Basic and Diluted Net Loss Per Share	$(0.15)	$(0.18)

Weighted Average Shares-Basic and Diluted	23,618,144	11,390,016

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$33,030,791	$15,472,229
Accounts receivable, net	2,538,189	730,211
Accounts receivable, net - related parties	688,214	5,304,231
Lease receivable	35,831	35,361
Contract assets	3,772,388	741,722
Inventory	306,759	306,759
Prepaid expenses and other current assets	979,713	489,071

Total Current Assets	41,351,885	23,079,584

Inventory - non current, net	391,770	391,770
Deposits on equipment	41,230,217	—
Lease receivable, less current portion	218,493	227,629
Property and equipment, net	27,630,520	27,737,806
Operating lease right of use asset - Office Lease, net	3,550,592	3,650,717
Operating lease right of use asset - Land, net	604,885	357,561
Security deposit	450,000	450,000

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	7,233,000	7,233,000
Patents and trademarks, net	193,342	186,073
Software development costs, net	62,358	95,275
Total Other Assets	7,488,700	7,514,348

TOTAL ASSETS	$122,917,062	$63,409,415

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,447,654	$4,860,782
Notes payable - financing agreements	442,454	2,041
Accrued expenses	496,767	306,205
Operating lease obligation - Office Lease	823,625	818,519
Operating lease obligation- Land	93,824	53,000
Contract liabilities, current - Technology Systems	92,303	134,331
Contract liabilities, current - Technology Solutions	2,896,585	1,132,164
Contract liabilities, current - Services and consulting	166,449	169,369
Contract liabilities, current - related parties	2,712,375	3,616,500

Total Current Liabilities	12,172,036	11,092,911

Operating lease obligation - Office Lease, less current portion	3,338,457	3,452,481
Operating lease obligation - Land, less current portion	530,899	311,457

Total Liabilities	16,041,392	14,856,849

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 999 and 999 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 12,500 and 12,500 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $2.61 per share	13	13
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at March 31, 2026 and December 31, 2025, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 29,558,377 and 20,449,462 shares issued, 29,557,053 and 20,448,138 shares outstanding at March 31, 2026 and December 31, 2025, respectively	29,559	20,449
Additional paid-in-capital	194,698,834	132,892,595
Accumulated deficit	(87,695,285)	(84,203,040)
Sub-total	107,033,122	48,710,018
Less: Treasury stock (1,324 shares of common stock at March 31, 2026 and December 31, 2025)	(157,452)	(157,452)
Total Stockholders' Equity	106,875,670	48,552,566

Total Liabilities and Stockholders' Equity	$122,917,062	$63,409,415

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2026	2025

Cash from operating activities:
Net loss	$(3,492,245)	$(2,079,663)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	144,146	712,388
Gain on sale of investments	(52,302)	—
Inventory write-off	—	25,000
Provision for credit losses, accounts receivable	65,312	—
Stock based compensation	1,379,329	995,647
Stock issued for services	95,000	50,000
Amortization of debt discount related to warrant liabilities	—	269,311
Amortization of operating lease right of use asset - Office Lease	100,125	91,142
Amortization of right of use asset - land	9,441	—
Amortization of lease right of use asset - Edge Data Centers	—	75,633
Changes in assets and liabilities:
Accounts receivable	(1,873,290)	(106,053)
Accounts receivable-related parties	4,616,018	(1,466,191)
Lease receivable	8,666	—
Contract assets	(3,030,666)	(64,684)
Inventory	—	10,624
Prepaid expenses and other current assets	181,191	(42,467)
Accounts payable	(413,128)	(271,304)
Accrued expenses	190,563	77,879
Operating lease obligation - Office Lease	(108,919)	(94,956)
Operating lease obligation - land	3,501	—
Financing lease obligations - Edge Data Centers	—	33,680
Contract liabilities, Services and Consulting	(2,921)	—
Contract liabilities, Technology Systems	(42,028)	(187,165)
Contract liabilities, CN Digital Agreement	—	(548,121)
Contract liabilities, Technology Solutions	1,764,421	—
Contract liabilities, related parties	(904,125)	(2,154,125)

Net cash used in operating activities	(1,361,911)	(4,673,425)

Cash flows from investing activities:
Purchase of patents/trademarks	(11,212)	(9,264)
Deposits on equipment	(41,230,217)	—
Purchase of marketable securities	(29,693,638)	—
Sale of marketable securities	29,745,940	—
Purchase of property and equipment	—	(572,359)

Net cash used in investing activities	(41,189,127)	(581,623)

Cash flows from financing activities:
Repayments on financing agreements	(231,420)	(136,606)
Repayments of notes payable, related parties	—	(1,000,000)
Proceeds from common stock issued	64,999,995	3,954,940
Proceeds from exercise of stock options	16,025	107,925
Stock issuance costs	(4,675,000)	(138,226)

Net cash provided by financing activities	60,109,600	2,788,033

Net increase (decrease) in cash	17,558,562	(2,467,015)
Cash, beginning of period	15,472,229	6,266,296
Cash, end of period	$33,030,791	$3,799,281

Supplemental Disclosure of Cash Flow Information:
Interest paid	$—	$3,865
Taxes paid	$—	$15,945

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$671,833	$249,448
Transfer of inventory to property and equipment	$—	$49,609
Initial ROU asset and liability	$256,765	$—
Stock issuance costs related to warrants issued with equity offerings	$2,305,016	$—